                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                            Paine Webber Group Inc.

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 27, 1998

To the Stockholders of Paine Webber Group Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Paine Webber Group Inc. ("PW") will be held on Thursday, May 7, 1998 at 10:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087, to consider and vote upon the following matters:

      1. The election of 4 directors to the Board of Directors to hold office for a term of 3 years.

      2. The approval to amend the Restated Certificate of Incorporation of PW to increase the number of shares of common stock, par value $1.00 per share (the "PW Common Stock"), of PW authorized for issuance from 200,000,000 shares to 400,000,000 shares.

      3. The ratification of the selection by the Board of Directors of Ernst & Young LLP as PW's independent public accountants for the 1998 fiscal year.

      4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Holders of PW Common Stock of record at the close of business on March 12, 1998 are entitled to notice of and to vote as set forth in the Proxy Statement at the Annual Meeting and any adjournment thereof.

                                             By order of the Board of Directors,

                                                     Theodore A. Levine
                                                      Secretary

1285 Avenue of the Americas
New York, New York 10019

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                            PAINE WEBBER GROUP INC.

                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

                                PROXY STATEMENT

To the holders of Paine Webber Group Inc. Common Stock:

                            SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the stockholders of Paine Webber Group Inc., a Delaware corporation ("PW" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of PW (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held on Thursday, May 7, 1998, at 10:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087 (the "Annual Meeting"), and at any adjournment or postponement thereof. The Annual Report of PW, including the financial statements for the fiscal year ended December 31, 1997, is being furnished to stockholders together with this Proxy Statement, and mailing to stockholders is expected to begin on or about March 27, 1998.

     Each stockholder is encouraged to vote on all the matters to be acted upon at the Annual Meeting by marking the enclosed Proxy Card as desired. If properly executed and received in time for the meeting, the Proxy Card will be voted in accordance with the choices specified. Where a signed Proxy Card is returned, but a choice is not made, the shares will be voted FOR (i) the election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement, (ii) the approval to amend PW's Restated Certificate of Incorporation to increase the number of shares of PW Common Stock authorized for issuance from 200,000,000 shares to 400,000,000 shares and (iii) the ratification of the selection of Ernst & Young LLP ("Ernst & Young")as PW's independent public accountants for the 1998 fiscal year. If any other business is properly brought before the meeting (which management does not expect to occur), the shares will be voted in accordance with the judgment of the proxies voting them.

     The execution of a Proxy Card will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of PW an instrument revoking it or a duly executed Proxy Card bearing a later date.

     All expenses involved in the solicitation of proxies by the Board of Directors will be paid by PW and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to the beneficial owners of shares of PW Common Stock. The solicitation of proxies will occur primarily by mail but may include telephone or oral communications by regular employees of PW and PW's major operating subsidiaries, PaineWebber Incorporated ("PWI") and Mitchell Hutchins Asset Management Inc., acting without special compensation.

                        VOTE AND PRINCIPAL STOCKHOLDERS

     Unless otherwise noted, all PW Common Stock and per share data disclosed in this Proxy Statement have been retroactively adjusted to reflect the three-for-two PW Common Stock split in the form of a 50% stock dividend effective November 17, 1997.

     As of the close of business on March 12, 1998 (the "Record Date"), there were outstanding 139,217,504 shares of PW Common Stock, par value $1.00 per share (excluding treasury shares). The PW Common Stock is entitled to one vote for each share held by the stockholder of record on the Record Date.

     The presence, in person or by proxy, of a majority of the outstanding shares of PW Common Stock is required for a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as hereinafter defined) are counted for purposes of determining the presence or absence of a quorum. The affirmative vote of the holders of a majority of the shares of PW Common Stock present in person or by proxy at the Annual Meeting is necessary for the election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement, and the ratification of the selection of Ernst & Young as PW's independent public accountants for the 1998 fiscal year. Abstentions from voting on the election of directors, and the ratification of the selection of the independent public accountants will have the same effect as a vote against such matter. Broker non-votes on the foregoing matters will have no impact on such matters since they are not considered "shares present" for voting purposes.

     The affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon is necessary for the approval to amend PW's Restated Certificate of Incorporation to increase the number of shares of PW Common Stock authorized for issuance. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the amendment.

     As of the Record Date, PWI held of record for approximately 8,812 of its customers, including officers and directors of the Company, 13,632,485 shares of PW Common Stock (constituting approximately 9.7% of the then outstanding shares of PW Common Stock).

     The following table sets forth certain information regarding each person or group known to the Company to own beneficially more than 5% of any class of PW's voting stock as of December 31, 1997.*

                                                                     AMOUNT AND NATURE
                            NAME AND ADDRESS                           OF BENEFICIAL      PERCENT OF
     TITLE OF CLASS         OF BENEFICIAL OWNER                          OWNERSHIP          CLASS
     --------------         -------------------                      -----------------    ----------
Common Stock                General Electric Company                     31,523,600(1)       22.6%
                            260 Long Ridge Road
                            Stamford, Connecticut 06927
                            The Yasuda Mutual Life Insurance             11,250,000(2)        8.1
                            Company,
                            9-1, Nishishinjuku
                            1-chome, Shinjuku-ku,
                            Tokyo 169-92 Japan

------------------
(1) As of August 6, 1997, PW, General Electric Company ("GE") and General Electric Capital Services, Inc. ("GECS") entered into a Share Purchase Agreement pursuant to which PW issued to GECS 23,250,000 shares of PW Common Stock as part of the consideration for the purchase by PW of all the outstanding voting stock of Kidder Peabody & Co. Incorporated, the principal asset of which consisted of PW Common Stock acquired by GE in connection with the sale of certain assets and businesses of Kidder, Peabody Group Inc, ("KPG") to PW in 1994. The principal effect of the transaction was the repurchase of 9,000,000 shares of PW Common Stock. On December 4, 1997, GECS converted 1,000,000 shares of PW's 6% Cumulative Convertible Redeemable Preferred Stock, Series A (the Series A Preferred Stock) into 8,273,600 shares of PW Common Stock. Pursuant to an Amended and Restated Stockholders Agreement dated August 6, 1997 between the Company, GE, GECS, General Electric Capital Corporation ("GECC") and KPG (GE, GECS, GECC and KPG being collectively referred to as the "GE Shareholder") the GE Shareholder has agreed to vote their shares with respect to certain matters in accordance with the recommendations of PW's Board of Directors, or in the event such agreement is held invalid or in violation of New York Stock Exchange policy, in the same proportion as PW's other holders of voting securities. In connection with this year's Annual Meeting, this voting requirement will apply to the election of directors, the amendment of PW's Restated Certificate of Incorporation and the ratification of the selection of Ernst & Young as PW's independent public accountants for the 1998 fiscal year.

(2) Pursuant to the Amended Investment Agreement dated as of November 3, 1992, between The Yasuda Mutual Life Insurance Company ("Yasuda") and PW (the "Investment Agreement"), Yasuda has agreed to vote its shares with respect to certain matters either in accordance with the recommendations of PW's Board of Directors or in the same proportion as PW's unaffiliated holders of voting securities. In connection with this year's Annual Meeting, this voting requirement will apply to the election of directors, the amendment of PW's Restated Certificate of Incorporation and the ratification of the selection of Ernst & Young as PW's independent public accountants.
------------------
  * The table above does not include 11,010,507 shares of PW Common Stock (8% of class outstanding) held, as of December 31, 1997, by a trustee under the Company's Savings Investment Plan for the benefit of the Company's employees.

                            I. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of stockholders. The class whose term will expire at the Annual Meeting currently consists of four directors. Management proposes the election of the nominees named hereafter to hold office for a term of 3 years, ending at the 2001 Annual Meeting. Each of the nominees except Ms. Dolan is currently a director of PW. The nine remaining directors will continue to serve in accordance with their previous election. In the event any nominee is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for such substitute nominee(s) as the Nominating Committee of the Board may designate, unless the Board has taken prior action to reduce its membership.

               INFORMATION CONCERNING THE NOMINEES AND DIRECTORS
           The following information is provided concerning directors of PW, including the nominees for election as directors.
                               ------------------

                       NOMINEES FOR TERM EXPIRING IN 2001

     JOHN R. TORELL III, 58, has been Chairman of Torell Management Inc. (private investment company) since 1990 and a Special Director of the Zilkha Group of Companies (merchant banking and private investment) since 1994. He was Chairman of the Board of Fortune Bancorp from 1990 to 1994, Chairman of the Board, President and Chief Executive Officer of CalFed, Inc. (savings association) from 1988 to 1989 and President of Manufacturers Hanover Corp. from 1982 to 1988. Mr. Torell is a director of American Home Products Corp., Claremont Technology Group, Inc., Heartland Technologies Inc. and Volt Information Sciences Inc. Mr. Torell became a director of PW on March 26, 1997.

     ROBERT M. LOEFFLER, 74, is a retired attorney and was Of Counsel to the law firm of Wyman, Bautzer, Kuchel & Silbert from August 1, 1987 to March 15, 1991. He was Chairman of the Board, President and Chief Executive Officer of Northview Corporation from January, 1987 to December, 1987 and a partner in the law firm of Jones, Day, Reavis & Pogue until December, 1986. Mr. Loeffler is also a director of Advanced Machine Vision Corp. Mr. Loeffler has been a director of PW since 1978.

     HENRY ROSOVSKY, 70, is Professor Emeritus at Harvard University. Previously, he was the Lewis P. and Linda L. Geyser University Professor at Harvard University from 1984 to 1996. From 1973 to June 1984 he served as Dean of the Faculty of Arts and Sciences at Harvard University. Mr. Rosovsky is also a director of Corning, Inc. and The Japan Fund, Inc. Mr. Rosovsky became a director of PW in 1984.

     REGINA A. DOLAN, 43, is Senior Vice President and Chief Financial Officer of PW and Executive Vice President, Chief Financial Officer and Chief Administrative Officer of PWI. Ms. Dolan joined the Company in October 1992 as Senior Vice President and Director of Finance and Controls and was named Senior Vice President and Chief Financial Officer of PWI and Vice President and Chief Finanical Officer of PW in February 1994. She became Executive Vice President in September 1994 and Chief Administrative Officer in October 1997 of PWI and Senior Vice President of PW in October 1997. Prior to joining PW, Ms. Dolan was a partner of Ernst & Young LLP where she headed the firms securities industry practice.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                             Term Expiring in 1999

     DONALD B. MARRON, 63, is the Chairman of the Board of Directors and Chief Executive Officer of PW. He has been Chairman of the Board of PW since July 1981 and Chief Executive Officer since June 1980. Mr. Marron was President of PW from July 1977 to March 1, 1988. Mr. Marron is also Chairman of the Board and Chief Executive Officer of PWI. Mr. Marron became a director of PW in 1977.

     RETO BRAUN, 56, private investor, was the Chairman of the Board, President and Chief Executive Officer of Moore Corporation Limited, a business information company. Mr. Braun was President and Chief Executive Officer of Moore Corporation Limited from September 1993 to October 22, 1997 and Chairman of the Board from April 1995 to October 22, 1997. Prior thereto he was President and Chief Operating Officer of Unisys Corporation from 1991 to September 1993 and Executive Vice President thereof from 1990 to 1991. Mr. Braun became a director of PW in 1994.

     JAMES W. KINNEAR, 70, was President and Chief Executive Officer of Texaco Inc. from January 1987 to April 1993. Mr. Kinnear is also a director of Corning Inc., ASARCO Incorporated and an advisory director of Unilever PLC and Unilever N.V. Mr. Kinnear became a director of PW in 1994.

     JOSEPH J. GRANO, JR., 50, is the President of PWI. He has been President of PWI since December 1994. Prior thereto he was President of Retail Sales and Marketing for PWI from February 29, 1988 to December 1994. Mr. Grano became a director of PW in 1993.

                             Term Expiring in 2000

     E. GARRETT BEWKES, JR., 71, is a private investor. He was a consultant to PW from February 15, 1989 to December 31, 1995. Prior thereto he was the Chairman of the Board, President and Chief Executive Officer of American Bakeries Company from 1982 to December 23, 1988. Mr. Bewkes is also Chairman of the Board and a director or trustee of PaineWebber Cashfund, Inc., PaineWebber America Fund, PaineWebber Olympus Fund, PaineWebber Managed Investments Trust, PaineWebber Managed Municipal Trust, PaineWebber Investment Series, PaineWebber Investment Trust, PaineWebber Investment Trust II, Liquid Institutional Reserves, PaineWebber Municipal Series, PaineWebber Municipal Money Market Series, PaineWebber Master Series, Inc., Mitchell Hutchins Series Trust, PaineWebber Financial Services Growth Fund Inc., PaineWebber Mutual Fund Trust, PaineWebber RMA Money Fund, Inc., PaineWebber RMA Tax-Free Fund, Inc., PaineWebber Managed Assets Trust, All-American Term Trust Inc., Insured Municipal Income Fund Inc., Managed High Yield Fund Inc., PaineWebber Securities Trust, Global Small Cap Fund Inc., Global High Income Dollar Fund Inc., 2002 Target Term Trust Inc., Investment Grade Municipal Income Fund, Inc., Strategic Global Income Fund, Inc., PaineWebber Pace Select Advisers Trust, Mitchell Hutchins Portfolios and PaineWebber Index Trust. Mr. Bewkes is currently a director of Interstate Bakeries Corporation. Mr. Bewkes became a director of PW in 1987.

     FRANK P. DOYLE, 67, is Executive Vice President (retired) of General Electric Company. He was Executive Vice President from July 30, 1992 to December 31, 1995 and was a Senior Vice President from 1981 to July 1992. Mr. Doyle is also a director of Digital Equipment Corporation and Roadway Corporation. Mr. Doyle became a director of PW in December 1994.

     NAOSHI KIYONO, 55, is a Managing Director of Yasuda whose principal business is underwriting and marketing life insurance. He became a Managing Director and General Manager, International Investment Department of Yasuda on April 1, 1995, and was a Director from July 1991 to March 1995 and the General Manager, Securities Investment Department from April 1990 to the present. Mr. Kiyono became a director of PW in March 1995.

     EDWARD RANDALL, III, 71, is a private investor. He was associated with Duncan, Cook & Co. (financial services) from 1985 to July 14, 1990. He was the Chairman of the Board of Rotan Mosle Financial Corp. from 1977 to August 1985 and was Chief Executive Officer from 1977 to January 1984. Mr. Randall is also a director of KN Energy Inc. and Enron Oil & Gas Company. Mr. Randall became a director of PW in 1983.

     YOSHINAO SEKI, 63, became a Senior Managing Director and Chief Investment Officer of Yasuda as of April 1, 1995. He was a Managing Director of Yasuda from April 1993 to March 1995, a Managing Director and General Manager, Loan Department from April 1993 to March 1994, a Director of Yasuda from July 1989 to March 1993 and the General Manager, Tohoku Regional Office of Yasuda from April 1990 to March 1993. Mr. Seki became a director of PW in March 1995.

     T. Stanton Armour served as a director of PW until his resignation on February 5, 1998. Mr. Armour also served as a member of the Executive Committee and Nominating Committee until his resignation.

     John A. Bult is currently a member of the PW Board of Directors whose term expires at the Annual Meeting of Stockholders on May 7, 1998 and is not standing for re-election.

     In addition to the foregoing, Yuji Oshima, the President of Yasuda, serves as a non-voting senior advisor to the Board of Directors of PW.

Committees of the Board of Directors

     The Executive Committee meets to act on matters when the Board is not in session. Members of this Committee are Messrs. Marron (chairman), Bewkes, Doyle and Loeffler, and it met twice during fiscal 1997.

     The Audit Committee reviews internal and external audit procedures of the Company. Members of this Committee are Messrs. Bewkes (chairman), Braun, Doyle, Kinnear, Kiyono and Loeffler, and it met four times during fiscal 1997.

     The Nominating Committee recommends (i) nominees for the Board of Directors as well as committees of the Board, and (ii) senior officers of the Company. Members of this Committee are Messrs. Randall (chairman), Bewkes and Rosovsky, and it met three times in fiscal 1997. The Nominating Committee also considers nominees for the Board of Directors recommended by stockholders. Those wishing to submit recommendations should write to the Secretary of PW at 1285 Avenue of the Americas, New York, New York 10019. PW's By-Laws require that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Secretary of PW not later than (i) 90 days in advance of an annual meeting of stockholders, or (ii) the close of business on the seventh day following the date on which notice of a special meeting of stockholders for the election of directors is first given to stockholders. The notice must contain:
(i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of PW's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each proposed nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of PW if so elected.

     The Compensation Committee is responsible for establishing and administering the compensation policy and program of, among others, the key policy making executive officers of the Company, some of whom are also directors of PW. The Compensation Committee also establishes, administers and periodically monitors generally applicable employee benefit and compensation plans of PW. Members of this committee are Messrs. Doyle (chairman), Bewkes and Loeffler, and it met six times in fiscal 1997.

     The Public Policy Committee is responsible for approving, subject to Board approval, the process for political and charitable contributions by PaineWebber and advising on matters regarding PaineWebber's support of other philanthropic causes. Members of this committee are Messrs. Rosovsky (chairman), Bewkes and Marron, and it met three times in fiscal 1997.

     The Board of Directors of PW met eight times during fiscal 1997. During his tenure on the Board in fiscal 1997, each incumbent director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which he served except Messrs. Armour and Seki.

Certain Arrangements with Directors

     Pursuant to the Investment Agreement between Yasuda and PW, Messrs. Kiyono and Seki were designated by Yasuda and elected to the PW Board of Directors. PW has agreed that so long as Yasuda owns directly or indirectly a specified minimum investment in PW, it will use its best efforts to cause at least one-sixth of its Board of Directors to consist of persons designated by Yasuda. Pursuant to the Amended Stockholders Agreement between the GE Shareholder and PW, Mr. Doyle was designated by GE and elected to the PW Board of Directors. PW has agreed that as long as GE owns a specified minimum investment in PW, GE will have the right to designate one person as a member of the PW Board. In the event that designee ceases to serve as a director for any reason, GE has the right to designate a successor, subject to the approval of the Nominating Committee.

Compensation of Directors

     During 1997, directors who were not employees of the Company were paid $40,000 annually. In addition, directors who were not employees of the Company were paid $1,200 for each meeting of the Board of Directors and committees thereof which they attended, plus reasonable expenses relating to attendance at such meetings. The chairman of each committee received compensation at a rate of $15,000 per year. In addition, non-employee directors may participate in the Company's medical plans that are available to all employees.

     The Company has a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may elect prior to January 1 of any year to defer any or all of their compensation. Directors' deferred compensation accounts will be credited as of December 31 each year with interest based on the average quarterly balance during the year at a rate equal to the average of the applicable U.S. Treasury Bill rate during each such quarter. Deferred amounts are payable to a director in a lump sum on the February 1st following the plan year in which he ceases to be a director.

     Effective May 1, 1997, the Company terminated its retirement plan for non-employee directors with respect to current non-employee directors. For purposes of terminating the retirement plan, the Company vested and present valued the accrued benefits of each current non-employee director, based on years of service through April 30, 1997 as follows: Mr. Armour $436,397; Mr. Bewkes $295,155; Mr. Braun $111,823; Mr. Doyle $91,356; Mr. Kinnear $111,823;
Mr. Randall $358,920; Mr. Kiyono $84,334; Mr. Loeffler $430,324; Mr. Rosovsky $342,839; and Mr. Seki $84,334. Each director was permitted to elect to receive the present value of his accrued benefits currently in cash or to defer all or a portion of the proceeds in cash under the Company's deferred compensation plan for non-employee directors and in PW common stock under the 1994 Non-Employee Directors' Stock Plan.

     Under the Company's 1994 Non-Employee Directors' Stock Plan, directors of the Company who are not executive officers receive grants of stock options on 22,500 shares of PW Common Stock upon initial election to the Board and a like grant each fifth year commencing 1999, and annual grants of 1,162 shares of PW Common Stock which were increased from 562 shares in connection with termination of the non-employee directors retirement plan discussed above.

Security Ownership

     The following table sets forth the number of shares of PW Common Stock held beneficially by each nominee and director, each executive officer named in the Summary Compensation Table and all nominees, directors and executive officers of PW as a group. Shares owned are stated as of February 20, 1998, as of which date there were outstanding 139,227,845 shares of PW Common Stock. All shares are held directly by the persons shown with sole voting and dispositive power, unless indicated otherwise.

                                                            Shares of PW Common Stock
                           NAME                             OWNED BENEFICIALLY (1)(2)
Steven P. Baum (3)(4).....................................            135,125
E. Garrett Bewkes, Jr. (3)................................             52,899
Reto Braun (3)............................................             40,011
John A. Bult (4)..........................................             62,014
Regina A. Dolan (3)(4)(5).................................            113,181
Frank P. Doyle (3)........................................             40,204
Joseph J. Grano, Jr. (3)(4)...............................            260,933
James W. Kinnear (3)......................................             35,316
Naoshi Kiyono (3).........................................             24,787
Robert M. Loeffler (3)....................................             36,595
Donald B. Marron (2)(3)(4)(5).............................          2,210,675
Edward Randall, III (2)(3)................................            503,281
Henry Rosovsky (3)........................................             18,738
Yoshinao Seki (3).........................................             24,787
Mark B. Sutton (3)(4).....................................            195,218
John R. Torell III........................................              4,359

All present nominees, directors continuing in office and
  executive officers as a group, including those named
  above (19 persons)......................................          4,096,166

---------------
(1) No director, nominee or executive officer directly owns 1% or more of PW Common Stock, except Mr. Marron who owns 1.58%. All directors, nominees and executive officers as a group (19 persons) beneficially own 2.9%.

(2) Shares shown for the nominees, directors and named executive officers include an aggregate of 170,991 shares of PW Common Stock as to which direct beneficial ownership is disclaimed. Such shares are beneficially owned in the amounts indicated by the spouses or children of Mr. Marron (2,241), and Mr. Randall (168,750).

(3) Shares shown for the nominees, directors and named executive officers include an aggregate of 1,456,389 shares of PW Common Stock covered by options presently exercisable or becoming exercisable within sixty days, held by Mr. Marron (1,009,708), Mr. Baum (43,749), Mr. Bewkes (22,500), Mr.
    Braun (22,500), Ms. Dolan (77,932), Mr. Doyle (22,500), Mr. Grano (78,750),
    Mr. Kinnear (22,500), Mr. Kiyono (22,500), Mr. Loeffler (22,500), Mr.
    Randall (22,500), Mr. Rosovsky (22,500), Mr. Seki (22,500), and Mr. Sutton (43,750).

(4) Shares shown for the nominees, directors and named executive officers and the aggregate for all present directors, nominees and executive officers as a group include shares as to which they are vested held by a trust under the Company's Savings Investment Plan, including the following nominees, directors and named executive officers: Mr. Marron (38,854), Mr. Baum (157), Mr. Bult (10,218), Ms. Dolan (1,882), Mr. Grano (313), and Mr. Sutton (157).

(5) Shares shown for the nominees, directors and named executive officers and the aggregate for all present directors, nominees and named executive officers as a group include an aggregate of 228,890 shares of PW Common Stock into which PW's 6.5% Convertible Debentures Due 2002 are presently convertible, including the following shares for Mr. Marron (203,458) and Ms. Dolan (25,432).

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires PW's directors, certain of its officers and persons who own more than ten percent of a registered class of PW's equity securities to file reports of ownership and of changes in ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, PW believes that for the fiscal year ended December 31, 1997, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with except that Robert Silver, Executive Vice President of PWI, did not include 4,707 shares of PW Common Stock he owned in his initial Form 3 filed in October 1997 which was subsequently reported on a Form 5.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors, none of whom is a current or former officer or employee of the Company or its subsidiaries.

     The Compensation Committee is responsible for establishing and administering the compensation policy and program applicable to the executive officers of PW. The Compensation Committee reviews the compensation of executive officers on an ongoing basis and develops plans that are designed to support PW's business strategies, reflect marketplace practices in a dynamic and intensely competitive industry, and provide cost and tax-effective forms of remuneration. The foundation of PW's executive compensation program is the Company's pay for performance policy which, among other things, was designed:

     - to attract and retain the best qualified and talented executives available in each area of PW's business to lead the organization in the creation of stockholder value,

     - to motivate and reward annual and long term results achieved by these key employees for PW stockholders based on corporate, business unit and individual performance,

     - to align management's interests with stockholders by increasing key employee ownership of PW stock, and

     - to pay competitively as measured against other companies in the industry.

     In implementing the Company's policy, the Compensation Committee evaluates performance and strategic progress relative to the prior year and over a period of years, rather than considering only a single year when external economic and business conditions may produce results unrelated to management performance. As part of this evaluation, the Compensation Committee also considers competitive performance and pay levels based on a comparative group of financial services companies selected and surveyed by a third-party consulting firm. This comparative group as a whole represents the marketplace in which PW competes for executive talent and was comprised of 10 publicly-owned and private companies as of December 31, 1997. Four of the companies in the comparative group of ten are publicly-owned and make up the Peer Group Index used for the Performance Graph set forth below. One of these four companies represents the consolidation of two publicly-held comparative firms that merged on May 31, 1997. The firms excluded from the Peer Group Index were either not publicly-owned, or have a mix of businesses not representative of PW on an overall basis, although various segments are comparable to units of PW. The Compensation Committee's philosophy is to position PW's compensation program between the median and the 75th percentile of the comparative group based upon performance, with the opportunity for total remuneration to rise above this level upon achievement of exceptional results.

     As part of its evaluation process, the Compensation Committee considers various quantitative as well as qualitative factors without assigning specific quantifiable or relative weights. These factors include the level, quality, consistency and growth of the earnings and revenues of the Company as well as of the business units for which executive officers are responsible, return on common equity, expense control, balance sheet strength and liquidity, risk profile and the strategic progress of the Company's core businesses. In addition, the individual contributions of each executive officer to the success of the Company are evaluated by the Compensation Committee.

     Based on the above evaluation, executive officer compensation, including that of Mr. Marron, is determined and administered by the Compensation Committee on the basis of total compensation, rather than based on separate free-standing components. Therefore, the total compensation program established by the Compensation Committee is comprehensive and integrates all components including salary, annual cash and equity incentive awards, and long term equity incentives.

     Salary. Salaries are reviewed annually by the Compensation Committee for appropriateness and adjusted periodically in its judgment based primarily on each individual officer's performance and responsibility level as well as competitive salary levels for similar positions. The salaries of Messrs. Marron and Grano were not increased in 1997. Increases were granted in 1995 to Mr. Marron and to Mr. Grano, who was elected President of PaineWebber Incorporated during 1995, based on their performance and competitive pay levels. Prior to 1995, Mr. Marron's and Mr. Grano's salaries had not been increased since 1989 and 1991, respectively.

     Annual Incentive Awards. In order to continue the grant of highly effective performance-based annual cash and stock incentive awards on a tax-efficient basis, the stockholders previously approved the 1994 Executive Incentive Compensation Plan (the "EICP") to qualify compensation of proxy officers for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with and in compliance with Section 162(m) of the Code and the provisions of the EICP, before March 31st of the performance year, the Compensation Committee establishes a formula for the funding of an annual incentive award pool for executive officers based on the Annual Profits (as defined) of the firm and allocates a maximum share in the pool to each participating executive using the total compensation approach discussed above.

     At the end of each year, the Compensation Committee ascertains the firm's Annual Profits (as defined) and the maximum potential award opportunity for each participating executive officer for the performance year. Within this framework, the Committee determines final individual award levels, exercising negative discretion, where appropriate, based on its evaluation of the quantitative and qualitative factors and competitive information outlined above, taking into consideration the value of all components in the executive's compensation package.

     In recognition of record 1997 performance during which net revenues rose to over $4 billion, operating profit margins increased, and net income grew 14%, annual incentives awarded by the Compensation Committee to executive officers increased 19% above amounts awarded to these individuals in 1996 and ranged from $1,300,000 up to $10,140,750. Continuing the Committee's policy of paying a meaningful portion of annual incentive awards in equity, over 24% of these awards were paid in the form of restricted stock that generally vests pro rata upon completion of each of the following three years of future service.

     Long Term Equity Incentives. The Committee made significant stock option grants under the 1994 Executive Stock Award Plan to executive officers both in recognition of the Company's record 1997 performance and to continue to link a major portion of executive officers' financial interests to the performance of PW's common stock. The size of such annual grants reflects the Compensation Committee's judgment as to the current and potential contribution of the individual executive officer to the current and future profitability of PW and its business units and to the creation of long term shareholder value.

     The Committee does not consider the stock holdings, prior option, restricted stock, and other equity grants or the appreciation thereon when making future equity award determinations, nor does the Committee have a specific policy as to the proportion of total compensation represented by stock options and other long term equity awards.

     Chief Executive Officer Compensation. Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of the Company, who participates in the Company's executive compensation program on the same basis as all other executive officers.

     The Compensation Committee, in setting Mr. Marron's compensation, has taken into account 1997 as the best year recorded by PW in its 118 year history and the firm's fifth year of record earnings in the last seven years, as well as the outstanding longer term performance of PW under his leadership and the firm's strategic progress. Factors considered by the Committee include the operating performance of PW, its 22.4% return on equity and strong total return to shareholders in 1997, as well as the Company's continued strategic redirection to businesses with superior returns and its operational initiatives combined with highly effective cost control. As a result of the Chief Executive Officer's successful efforts during 1997, the Compensation Committee believes that PW has performed exceptionally well and is well positioned for future growth and profitability.

     As noted earlier, Mr. Marron's salary remains unchanged from 1995. His annual incentive award of cash and restricted stock of $10,140,750 represented an increase of 25% from 1996 to 1997, as compared to an increase of 95% in 1996, an increase of 53% in 1995 and a decline of 63% in 1994. As discussed above, Mr. Marron's annual stock option grant of 400,000 shares represented a 33% decline in shares from his 1996 grant.

     Tax Considerations. As noted above, the Committee's executive compensation strategy is to be cost and tax effective. Therefore, the Committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

Compensation Committee
Frank P. Doyle, Chairman
E. Garrett Bewkes, Jr.
Robert M. Loeffler

                             EXECUTIVE COMPENSATION

     The following information sets forth the compensation earned by the Chief Executive Officer of the Company and each of the four most highly compensated executive officers (other than the Chief Executive Officer) of the Company who were serving as executive officers at the end of the fiscal year ended December 31, 1997, for services rendered in all capacities to the Company during the fiscal years indicated below. Stockholders are urged to read the tables in conjunction with the accompanying footnote and explanatory material.

     Table I -- Summary Compensation Table provides a detailed overview of annual and long term compensation for the fiscal years ended December 31, 1997, 1996 and 1995 with respect to the named executives for the years indicated.

     Table II -- Option Grants in Last Fiscal Year -- Individual Grants provides information for the period January 1, 1997 to December 31, 1997 on grants of options by the Company.

     Table III -- Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table provides information for the period January 1, 1997 to December 31, 1997 on exercises of stock options pursuant to the Company's Stock Plans and the number and value of previously granted and unexercised stock options held on December 31, 1997.

                         I. SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                            ANNUAL COMPENSATION                    AWARDS
                                        ----------------------------   -------------------------------
                                                                                          SECURITIES       ALL
                                                                         RESTRICTED       UNDERLYING      OTHER
               NAME AND                                                STOCK AWARD(S)       OPTIONS      COMPEN-
          PRINCIPAL POSITION            YEAR    SALARY      BONUS       (1)(2)(3)(4)     (# SHARES)(5)    SATION
--------------------------------------  ----    ------    ----------   ---------------   -------------   --------
Donald B. Marron                        1997   $800,000   $7,662,500     $2,478,250         400,000      $309,812(6)
  Chairman of the Board and Chief       1996    800,000    6,212,500      1,975,597         600,000       139,202(6)
  Executive Officer, PW and PWI         1995    800,000    2,975,000      1,232,656         262,500       139,057(6)

Joseph J. Grano, Jr.                    1997    450,000    5,262,500      1,696,911         250,000        80,291(7)
  President, PWI                        1996    450,000    5,062,500      1,230,060         450,000        33,049(8)
                                        1995    412,500    1,790,000        891,347         171,000       153,200(8)

Steven P. Baum(10)                      1997    500,000    3,387,500      1,086,520         150,000        -0-
  Executive Vice President, Director    1996    500,000    3,037,500        956,720         300,000        -0-
  of Capital Markets, PWI

Mark B. Sutton(10)                      1997    250,000    2,825,000        903,411         150,000       175,632(9)
  Executive Vice President, Director,   1996    250,000    2,350,000        646,092         300,000        -0-
  Private Client Group, PWI

Regina A. Dolan                         1997    250,000    1,325,000        415,064         100,000        69,814(6)
  Senior Vice President, Chief          1996    250,000      962,500        285,758         150,000        13,284(6)
    Financial Officer, PW, and          1995    200,000      702,500        349,672         118,500        13,248(6)
    Executive Vice President,
    Chief Financial Officer and
    Chief Administrative Officer,
    PWI

------------
 (1) Amounts shown for 1997 include awards of restricted stock made in January 1998 for performance in 1997.

 (2) Amounts shown for 1995 include both restricted stock and restricted unit awards granted under the 1995 Dedicated Partnership Equity Program, which are valued on the basis of the closing price of PW Common Stock on the New York Stock Exchange on the applicable date of grant. For a discussion of the 1995 Dedicated Partnership Equity Program, see "Certain Transactions and Arrangements -- Dedicated Equity Program" below.

 (3) The number and value of restricted stock and restricted units held by executive officers named in the table as of December 31, 1997 plus shares granted in 1998 for 1997 performance based on the closing price of PW's Common Stock ($34.5625) on the New York Stock Exchange on December 31, 1997, are as follows: Mr. Marron (149,673 shares and 18,750 units -- $5,821,120); Mr. Grano (160,528 shares and 13,500 units -- $6,014,843); Mr. Baum (81,468 shares and 9,750
     units -- $3,152,722); Mr. Sutton (116,560 shares and 9,750 units -- $4,365,589); and Ms. Dolan (23,617 shares and 9,750 units -- $1,153,247). The number of shares of restricted stock and units reported in the table above for the executive officers which will vest in under three years from the date of grant are as follows: Mr. Marron (18,750; 60,471; 60,469; and 28,733; shares and units vesting in 1998,
     1999, 2000 and 2001, respectively); Mr. Grano (60,986; 53,934; 39,434; and
     19,674 shares and units vesting in 1998, 1999, 2000, and 2001, respectively); Mr. Baum (9,750; 40,905; 27,966; and 12,597 shares and units vesting in 1998, 1999, 2000 and 2001, respectively); Mr. Sutton (59,630; 35,353; 20,853; and 10,474 shares and units vesting in 1998, 1999, 2000 and
     2001, respectively); and Ms. Dolan (9,750; 9,403; 9,402 and 4,812 shares and units vesting in 1998, 1999, 2000 and 2001, respectively).

 (4) Dividends are paid on restricted stock and dividend equivalents are paid on restricted units. Dividend equivalents are also paid on options granted under the 1995 Dedicated Partnership Equity Program.

 (5) Amounts shown for 1997 include option grants made in January 1998 for performance in 1997. Amounts shown for 1995 include option grants made in January 1996 for performance in 1995 and options granted under the 1995 Dedicated Partnership Equity Program.

 (6) Amounts shown for 1997, 1996 and 1995 result from the operation of the terms of the Key Executive Equity Program, in which approximately 30 key executives participate. For a description of the program, see "Certain Transactions and Arrangements -- Key Executive

     Equity Program" below. These amounts include for 1997: (i) interest paid by PW on the participants' bank loans or waived on loans by PW in accordance with the terms of the program -- Mr. Marron ($59,812); and Ms. Dolan ($7,314); and (ii) forgiveness of a portion of the PW loans to the participants for exceeding pre-set earnings targets for PW established at the inception of the program -- Mr. Marron ($250,000) and Ms. Dolan ($62,500). The program was instituted in 1988 to give such executives an incentive linked to the price of PW Common Stock, while requiring such executives to make an investment in PW. The program includes a provision that, for a period following termination of an executive's employment, he or she may not compete with the Company or solicit its employees to leave the Company or interfere with its business.

 (7) A portion of this amount represents life insurance premiums ($65,533) paid for Mr. Grano.

 (8) These amounts represent imputed interest on an employee loan to Mr. Grano that has been fully repaid.

 (9) This amount represents the taxable amount on trips for Mr. Sutton.

(10) Mr. Baum and Mr. Sutton became executive officers of PW on November 6,
     1996.

     The following table sets forth certain information concerning stock options granted by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) in January 1998 for performance in 1997. The data in the column shown below relating to the hypothetical present values on date of grant of stock options granted in January 1998 are presented pursuant to Securities and Exchange Commission rules and are calculated under the modified Black-Scholes Model for pricing options. The Company is not aware of any model or formula which will determine with reasonable accuracy a present value for stock options. The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the market price of PW Common Stock relative to the exercise price per share of PW Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the present value of the stock options reflected in this table will actually be realized.

                    II. Option Grants in Last Fiscal Year --
                                Individual Grants

                                     NUMBER OF      % OF TOTAL
                                    SECURITIES       OPTIONS       EXERCISE
                                    UNDERLYING      GRANTED TO        OR                      GRANT DATE
                                      OPTIONS      EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE
              NAME                 GRANTED(#)(1)   FISCAL YEAR     ($/SHARE)       DATE           ($)
              ----                 -------------   ------------   ----------    ----------   -------------
D.B. Marron......................     400,000          5.18%       $34.2188       1/2/05      $2,827,392(2)
J.J. Grano, Jr...................     250,000          3.24         34.2188       1/2/05       1,767,120(2)
S.P. Baum........................     150,000          1.94         34.2188       1/2/05       1,060,272(2)
M.B. Sutton......................     150,000          1.94         34.2188       1/2/05       1,060,272(2)
R.A. Dolan.......................     100,000          1.29         34.2188       1/2/05         706,848(2)

---------------
(1) Seven year non-qualified stock options granted on January 2, 1998 will become exercisable in three years from the date of grant.

(2) The hypothetical grant date present values are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The assumptions used in hypothesizing the above options grant date present values include the stock's expected volatility of 37.05%, risk free rate of return of 5.59%, projected dividend yield of 1.29%, projected time to exercise (3.1 years) and projected risk of forfeiture or non-marketability during vesting period (10% per annum).

     The following table sets forth information for the named executive officers of the Company with respect to exercises of stock options during the period January 1, 1997 to December 31, 1997 and unexercised options held as of December 31, 1997:

III. Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                     NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                        SHARES                      UNDERLYING UNEXERCISED                   IN-THE-MONEY
                       ACQUIRED                        OPTIONS AT FY-END                   OPTIONS AT FY-END
                          ON        VALUE      ---------------------------------   ---------------------------------
        NAME           EXERCISE    REALIZED     EXERCISABLE     UNEXERCISABLE(1)    EXERCISABLE     UNEXERCISABLE(1)
        ----           --------    --------     -----------     ----------------    -----------     ----------------
D.B. Marron              -0-         -0-          618,750          1,525,000        $14,448,047       $24,032,813
J.J. Grano, Jr.        271,532    $3,764,968      -0-                961,000           -0-             14,837,688
S.P. Baum               68,750       935,431      -0-                589,750           -0-              9,002,714
M.B. Sutton             68,750       874,232      -0-                589,750           -0-              8,973,547
R.A. Dolan              45,000       648,750       37,500            398,500            826,094         6,280,656

---------------
(1) Includes securities underlying options granted in January 1998 for performance in 1997.

     PW's Pension Plan. The PW Pension Plan is a "defined benefit" plan under the Employee Retirement Income Security Act of 1974, as amended, under which benefits are determined on the basis of an employee's "career average" of earnings. Generally, all employees of the Company are eligible to participate in PW's Pension Plan. Directors of PW who are employees of the Company may participate, and their benefits are calculated in the same manner as the benefits of any other eligible employee. As of December 31, 1997, approximately 13,959 employees were participating in the PW Pension Plan. Upon retirement an employee is entitled to receive retirement income equal to the sum of his benefits for service prior to January 1, 1987 and benefits for each year thereafter. The maximum amount of earnings of an employee taken into account under the PW Pension Plan's current formula for computing benefits for plan years beginning on or after January 1, 1997 is $150,000 and the maximum annual pension benefit which may be accrued for calendar year 1997 is $1,875.

     The years of credited service for purposes of determining benefits under the PW Pension Plan as of December 31, 1997 for certain executive officers were:
Messrs. Marron (20.6 years), Grano (8.8 years), Sutton (11.3 years), Baum (2.9 years) and Ms. Dolan (4.2 years). The estimated annual benefits payable on retirement at age 65, taking into account actual pension benefits accrued to December 31, 1997 and projecting future benefits to retirement at the current maximum additional annual benefit for 1997 of $1,875, for certain executive officers are: Messrs. Marron ($116,806), Grano ($45,725), Sutton ($59,390), Baum ($43,125) and Ms. Dolan ($49,219).

     Supplemental Employees Retirement Plan. The Company has adopted a non-qualified Supplemental Employees Retirement Plan for Certain Senior Officers ("SERP") in order to supplement retirement income. The SERP provides a benefit equal to a percentage of base salary for participants who retire at age 65 with 15 or more years of service. Such percentage of base salary is 100% in the case of the initial participant and 75% in the case of all other participants. A participant must have at least 5 years of service to receive any benefit and, between 5 and 15 years of service, a participant receives proportionate benefits. Retirement benefits are also paid upon early retirement or termination of employment. Those benefits may, at the participant's election, be deferred to commence at age 65, or be payable as early as age 55, in which case they are reduced by 3% per year between age 60 and 65 and 6% per year between age 55 and 60 for each year that the benefits commence before age 65. Full benefits without reduction are also payable in case of a Change in Control (as defined in the Plan) and disability retirement. In addition, the SERP contains certain non-compete provisions pursuant to which benefits may be forfeited.

     The table below summarizes expected SERP benefits before subtracting Social Security, PW Pension Plan benefits and any other pension benefits. The actual benefits from the SERP are the net amounts after subtracting Social Security, PW Pension Plan benefits and any other pension benefits.

                                             INITIAL PARTICIPANTS                SUBSEQUENT PARTICIPANTS
                                                    (100%)                                (75%)
                                               YEARS OF SERVICE                      YEARS OF SERVICE
                                      ----------------------------------    ----------------------------------
                    REMUNERATION            10                 15                 10                 15
                   ---------------    ---------------    ---------------    ---------------    ---------------
                   $     200,000      $       133,333    $       200,000    $       100,000    $       150,000
                         275,000              183,333            275,000            137,500            206,250
                         300,000              200,000            300,000            150,000            225,000
                         400,000              266,667            400,000            200,000            300,000
                         450,000              301,500            450,000            225,000            337,500
                         500,000              333,333            500,000            250,000            375,000
                         600,000              400,000            600,000            300,000            450,000
                         720,000              480,000            720,000            360,000            540,000
                         800,000              533,333            800,000            400,000            600,000

     The initial participants in SERP were Mr. Marron and three other persons who were executive officers at the time. The amount of Mr. Marron's base salary reflected for the purposes of the SERP during 1997 is $800,000. Mr. Grano and one other executive officer are subsequent participants. The amount of Mr. Grano's base salary reflected for the purposes of the SERP during 1997 is $450,000.

                               PERFORMANCE GRAPH

     The following chart compares the Company's cumulative total return on stockholder investment over a five-year period with that of the S&P 500, and a Peer Group Index (comprised of The Bear Stearns Companies Inc., Merrill Lynch & Co., Inc., Salomon Inc, Morgan Stanley Group, Inc., and Dean Witter, Discover & Co., Inc. The total return to shareholders for Morgan Stanley Group, Inc. is measured from 12/31/92 to 5/31/97 as Morgan Stanley Group, Inc. only and from 6/1/97 to 12/31/97 as Morgan Stanley, Dean Witter, Discover & Co. The total return to shareholders for Dean Witter, Discover & Co. is measured from 12/31/92 to 5/31/97 as Dean Witter, Discover & Co. only and from 6/1/97 to 12/31/97 as Morgan Stanley, Dean Witter, Discover & Co. The returns for Salomon Inc are measured from 12/31/92 to 11/26/97, just prior to the time Salomon Inc was merged with and became a subsidiary of Travelers Group Inc.). The returns of each company have been weighted according to their respective stock market capitalization at the beginning of each year for purposes of arriving at a peer group average. The Peer Group Index has been included in the Performance Graph below since it covers the publicly traded companies which the Compensation Committee reviews and evaluates in making compensation determinations. The chart assumes $100 invested on December 31, 1992 and reinvestment of all dividends.

        Measurement Period
      (Fiscal Year Covered)            PaineWebber         Peer Group            S&P 500
1992                                     100.00              100.00              100.00
1993                                     113.10              127.60              110.00
1994                                      97.20              110.90              111.50
1995                                     132.80              148.10              153.30
1996                                     190.80              220.40              188.50
1997                                     357.10              393.60              251.40

Other Benefit Plans and Agreements

     During 1987 and 1996, PW entered into employment agreements with Mr. Marron and Mr. Grano, respectively, having a three-year term (the "Term of the Agreement") which will commence on that date (the "Operative Date"), if any, following a Change in Control (as defined) of PW, so designated by a majority of the Disinterested Directors (as defined). During the Term of the Agreement, each executive would continue to be employed in his present position receiving a salary not less than that being paid to him on the Operative Date and an annual bonus not less than the average of the bonuses received by him during the three years preceding the Operative Date and being entitled to participate in all compensation and benefit plans of the Company. In the event of the termination of such executive's services during the Term of the Agreement either without Cause (as defined) or because of a Constructive Termination (as defined), he would be entitled to a lump sum payment equal to the present value of (i) his base salary until the end of the Term of the Agreement, (ii) a bonus for the year of such termination and each subsequent year until the end of the Term of the Agreement, at an annualized rate equal to the average of the bonuses awarded to him with respect to the three years preceding the year of termination and
(iii) any deferred or unpaid bonus. The agreement of Mr. Marron also provides that, if his employment is terminated without Cause or because of a Constructive Termination, PW will for ten years continue to provide him with comparable office space, an executive assistant and medical and disability coverage.

     Grants of options, restricted stock and cash awards under the stock award plans of PW provide that, unless the Compensation Committee waives the occurrence of a Change in Control (as defined in the applicable award agreements) as a vesting event, awards granted under the plans will be immediately vested upon the occurrence of the Change in Control of the Company. As noted above, the SERP provides that full pension benefits without reduction are payable in the event of a Change in Control of the Company.

Certain Transactions and Arrangements

     Key Executive Equity Program. Under the Company's Key Executive Equity Program ("KEEP"), the Company sold certain convertible debentures to key employees of the Company, including executive officers of the Company, in 1991 and 1992.

     Pursuant to KEEP, the Company financed on a full recourse basis to the employee 25% of the principal amount of the debentures issued in 1991 at a 7.85% annual interest rate, and 95% of the principal amount of the debentures issued in 1992 at a 5.6% annual interest rate. The Company pays 66 2/3% of the interest payment due on the bank financing for the remaining balance of the purchase price of the debentures issued in 1991 and waives 66 2/3% of the interest payment due on an equivalent amount of the Company financing for the debentures issued in 1992. The debentures issued in 1991 have now been fully converted or redeemed.

     Investment Partnerships. PW Partners 1993, L.P. is a limited partnership established in 1993 to provide key employees of the Company the opportunity to invest in certain high risk investment opportunities in funds and other investment vehicles sponsored by certain of the Company's clients and potential clients offering a potential for long-term capital appreciation. Each of the named executive officers is a limited partner in the partnership. The general partner, a wholly owned subsidiary of the Company, made a capital contribution to the partnership of $84,848 and the employee limited partners contributed an aggregate of $8,400,000. In February 1996, an independent third party lender made a four year unsecured loan to the partnership in the amount of $25.5 million. The Company has agreed to purchase the loan from this lender in certain specified circumstances. At December 31, 1997, $19,577,180 million was outstanding under this facility. There were no distributions on investments made to the partners during fiscal 1997.

     PW Partners 1995, L.P. is a limited partnership established in 1995 to provide key employees of the Company the opportunity to invest in certain high risk investment opportunities in funds and other investment vehicles sponsored by certain of the Company's clients and potential clients offering a potential for long-term capital appreciation. Each of the named executive officers is a limited partner in the partnership. The general partner, a wholly owned subsidiary of the Company, made a capital contribution to the partnership of $71,212 and the employee limited partners contributed an aggregate of $7,050,000. In February 1996, an independent third party lender entered into a revolving credit agreement with the partnership whereby it committed to make a four year unsecured loan to the partnership in an aggregate amount of not more than $35.1 million. The Company has agreed to purchase the loan from this lender in certain specified circumstances. At December 31, 1997, $25,469,076 million was outstanding under this facility. There were no distributions on investment made to the partners during fiscal 1997.

     Dedicated Equity Program. Under the Company's Dedicated Partnership Equity Program, certain key employees were granted Awards in 1996 that consisted of an option to purchase PW Commom Stock and a restricted stock unit. Options and restricted stock units awarded under the program will vest in June 1998 and are subject to forfeiture in certain specified events. Participants may not exercise the options or obtain control over the shares acquired on exercise until 2004 and may not receive payment or restricted stock units (in the form of cash, stock or a combination thereof) until 2005. Dividend or dividend equivalents are paid on the underlying option and restricted stock unit shares. Participants were not required to make a direct investment in the program however, their 1995 bonus was reduced by the amount of their individual award.

     Other Transactions. During 1997, certain executive officers of PW maintained margin accounts with PWI in the ordinary course of business. The margin indebtedness of such officers is on substantially the same terms, including interest rates and collateral, as those prevailing for clients, and does not present more than a normal risk of non-collectibility.

     During 1997, PW and certain of its subsidiaries have engaged in transactions in the ordinary course of business with The Yasuda Mutual Life Insurance Company, General Electric Company and certain of their respective affiliates, which are beneficial owners of more than 5% of the outstanding shares of PW Common Stock; such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others.

     In November 1987, at the same time as Yasuda's initial investment in the Company's preferred stock, PW and Yasuda entered into a Joint Venture Agreement. Pursuant to this agreement, PW and Yasuda have established a corporation in England to focus on such areas as asset management, investment advisory and financial consulting.

     Messrs. Kiyono and Seki are directors of Yasuda Realty America Corporation ("YRAC"), a wholly owned subsidiary of Yasuda. PWI became a lessee of a certain property in Chicago, effective December 1, 1990, which is partially and indirectly owned by YRAC. During the fiscal year 1997, PWI paid $3,232,000 as rents for such property, which exceeded 5% of YRAC's consolidated gross revenues, and during the fiscal year 1998, will pay approximately the same amount of rents subject to certain adjustments. The terms of the lease agreement are substantially the same as those prevailing at the time for comparable transactions with unrelated parties.

     A subsidiary of the Company has committed to invest up to $50,000,000 in an investment limited partnership formed to make mezzanine investments in which E. Garrett Bewkes III, the son of E. Garrett Bewkes, Jr., a Director of the Company, is one of the two Managing Members of the general partner and the advisor to the partnership. The general partner has committed to invest up to $5,000,000 in the limited partnership which has total commitments of approximately $300,000,000. This Company subsidiary also owns a 12% interest in the general partner and has made a loan of $2 million to the advisor with a maturity of five years. During 1997, $500,000 principal amount of this loan was repaid.

Compensation Committee Interlocks and Insider Participation

     During the year ended December 31, 1997, the Company's Compensation Committee was composed of Messrs. Doyle, Bewkes and Loeffler. John E. Kilgore, Jr. served as a member of the Committee until March 26, 1997 when he resigned as a director of PW and a member of the Committee.

             II. APPROVAL OF AN INCREASE IN AUTHORIZED COMMON STOCK

     On February 5, 1998, the Board of Directors approved an amendment (the "Amendment") to the Restated Certificate of Incorporation of the Company to increase to 400,000,000 the number of shares of PW Common Stock authorized for issuance, and directed that the Amendment be submitted to a vote of stockholders at the Annual Meeting. In connection therewith, the Board of Directors proposes for approval the Amendment in the form set forth as Annex I.

     Section I of Article IV of the Company's Restated Certificate of Incorporation as currently in effect authorizes the issuance of up to an aggregate of 200,000,000 shares of PW Common Stock. As of March 19, 1998 189,266,376 shares of PW Common Stock were issued, of which 49,864,105 were held as treasury shares of the Company. Approximately 44,739,411 shares of PW Common Stock have been reserved for issuance pursuant to various employee compensation and benefit plans of the Company and of the Company's subsidiaries. Approximately 1,256,360 shares of stock will be issuable upon conversion of outstanding convertible securities of the Company that are convertible over the next four years. The Board of Directors believes it would be desirable to increase the number of shares of authorized PW Common Stock in order to make available additional shares for purposes that the Board of Directors may hereafter determine to be in the best interests of PW and its stockholders, including possible stock dividends, stock splits, employee benefit plan issuances, acquisitions, financings and for such other corporate purposes as may arise. Therefore, the Board of Directors has approved and recommends to stockholders an increase in the number of shares of authorized PW Common Stock to an aggregate of 400,000,000 shares in accordance with the Amendment.

     Other than as set forth above, the Company has no specific plans currently calling for issuance of any of the additional shares of PW Common Stock. The rules of the New York Stock Exchange currently require stockholder approval of issuances of PW Common Stock under certain circumstances including those in which the number of shares to be issued is equal to or exceeds 20% of the number of shares outstanding (or, for the Company as of March 19, 1998, issuance of more than approximately 37,853,275 shares of PW Common Stock) except in certain circumstances including public offerings for cash and certain bona fide private offerings. In other instances, the issuance of additional shares of authorized PW Common Stock would be within the discretion of the Board of Directors, without the requirement of further action by stockholders. All newly authorized shares would have the same rights as the presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Under PW's Restated Certificate of Incorporation, Yasuda has certain preemptive rights that allow it to maintain its proportionate equity interest in PW as long as it continued to own a specified minimum amount of PW securities. No other stockholders of PW have preemptive rights. Accordingly, the rights of existing stockholders may, depending on how additional shares of PW Common Stock are issued, be diluted by their issuance. While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, the Board of Directors does not intend or view the increase in authorized PW Common Stock as an anti-takeover measure, nor is the Company currently aware of any proposed or contemplated transaction of this type.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE TO 400,000,000 THE NUMBER OF SHARES OF PW COMMON STOCK AUTHORIZED FOR ISSUANCE. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of all the shares of PW Common Stock outstanding is required for adoption of the proposed Amendment to the Company's Restated Certificate of Incorporation. Under applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes") will be counted and will have the same effect as a vote against the proposal.

                   III. SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the accounting firm of Ernst & Young to examine PW's accounts for the 1998 fiscal year. Ernst & Young or one of its predecessor firms have been the independent public accountants of PW and predecessor entities since 1943. The submission of the selection of Ernst & Young to the stockholders of PW is not required. The Board of Directors is, nevertheless, submitting it to the stockholders to ascertain their views. If the selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent public accountants.

     It is expected that a representative of Ernst & Young will attend the Annual Meeting. He or she will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

     The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young as PW's independent public accountants.

              IV. OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

     As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any matter for action not specified herein. If any other matters properly come before the Annual Meeting, it is intended that the holders of proxies will vote in respect thereof in accordance with their best judgment.

                     STOCKHOLDER PROPOSALS FOR 1999 MEETING

     Proposals of stockholders intended for presentation at the 1999 Annual Meeting must be received by the office of the Secretary of PW no later than November 27, 1998.

                                                              Theodore A. Levine
                                                                 Secretary

                                                                         ANNEX I

                        PROPOSED AMENDMENT TO ARTICLE IV
                  OF THE RESTATED CERTIFICATE OF INCORPORATION
                          OF PAINE WEBBER GROUP, INC.

     Article IV, Section 1, is hereby amended to read in its entirety as follows:

     SECTION 1. Shares, Classes and Series Authorized. The total number of shares of capital stock which the Corporation shall have authority to issue is 20,000,000 shares of Series Preferred Stock of the par value of $20 each and 400,000,000 shares of Common Stock of the par value of $1 each. Such Series Preferred Stock and Common Stock are sometimes hereinafter collectively called "capital stock."

PROXY                       PAINE WEBBER GROUP INC.

                          1285 AVENUE OF THE AMERICAS

                            NEW YORK, NEW YORK 10019

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 7, 1998

    The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 27, 1998, hereby appoints Donald B. Marron, Regina A. Dolan and Theodore A. Levine and each of them as proxies of the undersigned, with full power of substitution and with discretionary authority as to matters for which my choice is not specified, to vote as indicated on the reverse side hereof all the shares of PW common stock held of record by the undersigned on the books of PW on March 12, 1998 at the Annual Meeting of Stockholders of PW to be held May 7, 1998 or any adjournment thereof.

- INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

  J.R. Torell III, R.M. Loeffler, H. Rosovsky, R.A. Dolan

1. ELECTION OF DIRECTORS (nominees listed above)

  [ ] FOR All nominees listed (except as marked to the contrary)

  [ ] WITHHOLD AUTHORITY to vote for all nominees listed

2. Approval to amend Restated Certificate of Incorporation of PW to increase the authorized shares

  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. Ratification of Ernst & Young LLP as PW's independent public accountants

  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

    SHARES REPRESENTED BY PROXIES THAT ARE DATED, SIGNED AND RETURNED WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 IN THE ABSENCE OF CONTRARY INSTRUCTIONS AND IN THE PROXIES' DISCRETION ON OTHER BUSINESS PROPERTY BEFORE THE MEETING.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ITEMS SET FORTH ON THE REVERSE SIDE HEREOF.

                                            Signature(s):

                                            ------------------------------------

                                            ------------------------------------

                                            Date:

                                            ------------------------------------

                                           Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as an attorney,
                                           executor, administrator, trustee or
                                           guardian, give full title as such. If
                                           a corporation or partnership, sign in
                                           full corporate or partnership name by
                                           an authorized officer or person.

PROXY


                            PAINE WEBBER GROUP INC.
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 7, 1998


     The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 27, 1998, hereby appoints Donald B. Marron, Regina A. Dolan and Theodore A. Levine and each of them as proxies of the undersigned, with full power of substitution and with discretionary authority as to matters for which my choice is not specified, to vote as indicated on the reverse side hereof all the shares of PW common stock held of record by the undersigned on the books of PW on March 12, 1998 at the Annual Meeting of Stockholders of PW to be held May 7, 1998 or any adjournment thereof.

       SHARES REPRESENTED BY PROXIES THAT ARE DATED, SIGNED AND RETURNED
                      WILL BE VOTED "FOR" ITEMS 1, 2 AND 3
     IN THE ABSENCE OF CONTRARY INSTRUCTIONS AND IN THE PROXIES' DISCRETION
                 ON OTHER BUSINESS PROPERLY BEFORE THE MEETING.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ITEMS SET
                       FORTH ON THE REVERSE SIDE HEREOF.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                       Please mark
                                                       your votes as
                                                       indicated in     /X/
                                                       this example

INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:
                                           FOR                WITHHOLD
                                    All nominees listed       AUTHORITY
                                     (except as marked     to vote for all
                                      to the contrary)     nominees listed
J.R. Torell III, R.M. Loeffler,
H. Rosovsky, R.A. Dolan

1. ELECTION OF DIRECTORS                   / /                   / /
   (nominees listed above)


2. Approval to amend Restated                FOR     AGAINST     ABSTAIN
   Certificate of Incorporation              / /       / /         / /
   of PW to increase the authorized
   shares


3. Ratification of Ernst & Young             FOR     AGAINST     ABSTAIN
   LLP as PW's independent public            / /       / /         / /
   accountants


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.




Signature(s)                                            Date
            -------------------------------------------      ---------------

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

PROXY


             CONFIDENTIAL VOTING INSTRUCTIONS TO: MELLON BANK, N.A.

         AS CUSTODIAN UNDER PAINE WEBBER GROUP INC. STOCK AWARD PLANS.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 27, 1998, hereby instructs the Custodian to vote as indicated on this instruction card all the shares of PW common stock held for me by the Custodian on March 12, 1998 at the Annual Meeting of Stockholders of PW to be held May 7, 1998 or any adjournment thereof.

          THE SHARES REPRESENTED HEREBY WILL NOT BE VOTED UNLESS THIS
                   INSTRUCTION CARD IS APPROPRIATELY MARKED,
                   DATED, SIGNED AND RETURNED BY MAY 7, 1998.
     IF YOUR SIGNED INSTRUCTION CARD IS RETURNED BUT YOUR PREFERENCE IS NOT
           INDICATED, THE CUSTODIAN WILL NOT VOTE SUCH COMMON STOCK.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3
                     SET FORTH ON THE REVERSE SIDE HEREOF.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                       Please mark
                                                       your votes as
                                                       indicated in     /X/
                                                       this example

INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:
                                           FOR                WITHHOLD
                                    All nominees listed       AUTHORITY
                                     (except as marked     to vote for all
                                      to the contrary)     nominees listed
J.R. Torell III, R.M. Loeffler,
H. Rosovsky, R.A. Dolan

1. ELECTION OF DIRECTORS                   / /                   / /
   (nominees listed above)


2. Approval to amend Restated                FOR     AGAINST     ABSTAIN
   Certificate of Incorporation              / /       / /         / /
   of PW to increase the authorized
   shares


3. Ratification of Ernst & Young             FOR     AGAINST     ABSTAIN
   LLP as PW's independent public            / /       / /         / /
   accountants


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.




Signature(s)                                            Date
            -------------------------------------------      ---------------

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

PROXY


          CONFIDENTIAL VOTING INSTRUCTIONS TO: NORTHERN TRUST COMPANY

       AS TRUSTEE UNDER PAINE WEBBER GROUP INC. SAVINGS INVESTMENT PLAN.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned, having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 27, 1998, hereby instructs the Trustee to vote as indicated on this instruction card all the shares of PW common stock held for me by the Trustee on March 12, 1998 at the Annual Meeting of Stockholders of PW to be held May 7, 1998 or any adjournment thereof.

          THE SHARES REPRESENTED HEREBY WILL NOT BE VOTED UNLESS THIS
                   INSTRUCTION CARD IS APPROPRIATELY MARKED,
                   DATED, SIGNED AND RETURNED BY MAY 7, 1998.
     IF YOUR SIGNED INSTRUCTION CARD IS RETURNED BUT YOUR PREFERENCE IS NOT
            INDICATED, THE TRUSTEE WILL NOT VOTE SUCH COMMON STOCK.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3
                     SET FORTH ON THE REVERSE SIDE HEREOF.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                       Please mark
                                                       your votes as
                                                       indicated in     /X/
                                                       this example

INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:
                                           FOR                WITHHOLD
                                    All nominees listed       AUTHORITY
                                     (except as marked     to vote for all
                                      to the contrary)     nominees listed
J.R. Torell III, R.M. Loeffler,
H. Rosovsky, R.A. Dolan

1. ELECTION OF DIRECTORS                   / /                   / /
   (nominees listed above)


2. Approval to amend Restated                FOR     AGAINST     ABSTAIN
   Certificate of Incorporation              / /       / /         / /
   of PW to increase the authorized
   shares


3. Ratification of Ernst & Young             FOR     AGAINST     ABSTAIN
   LLP as PW's independent public            / /       / /         / /
   accountants


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.




Signature(s)                                            Date
            -------------------------------------------      ---------------

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE